NEWS RELEASE FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Home City Financial Corporation Reports 4th Quarter and Annual Earnings
Springfield, Ohio, January 24, 2006 — Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) announced net income for the year ended December 31, 2005, of $837,000, or $1.02 basic earnings per share, compared to $682,000, or $.86 basic earnings per share, for the year 2004. HCFC’s net income for the year improved by $155,000, or 22.7%, over last year’s performance. Diluted earnings per share for the years 2005 and 2004 were $1.01 and $.84, respectively. Net interest income increased by $302,000 for the year mainly reflecting improved interest rate spreads. Noninterest income increased by $396,000 from last year due mostly to the $345,000 gain on redemption of Intrieve Incorporated stock. The provision for loan losses of $705,000 was $505,000 more than the amount provided last year as a result of management’s analysis of the potential impact of both the local and national economies on our loan portfolio. HCFC’s net income for the fourth quarter ended December 31, 2005, was $194,000, or $.24 basic earnings per share, compared to $182,000, or $.23 basic earnings per share, for the quarter ended December 31, 2004. The $12,000 improvement in net income represents a 6.6% increase over last year’s fourth quarter. Diluted earnings per share for the quarters were $.23 and $.22, respectively.
Assets totaled $149.6 million at December 31, 2005, a decrease of $6.7 million, or 4.2%, from December 31, 2004. Net loans receivable decreased $2.7 million, or 2.0%, for the year 2005 and totaled $127.4 million at December 31, 2005. Deposits totaled $98.5 million at December 31, 2005, a decrease of $8.7 million, or 8.2%, from $107.2 million at December 31, 2004. Shareholders’ equity increased $671,000, or 5.3%, from $12.7 million at December 31, 2004, to $13.4 million at December 31, 2005. Home City’s continued efforts in managing the interest rate spread in a rising rate environment while monitoring key balance sheet factors, has resulted in improved core and risk-based capital positions which maintains HCFC’s designation as “well capitalized” under OTS regulations.
HCFC paid a dividend of $.11 per share on December 15, 2005, to holders of record at December 8, 2005. Year-to-date dividends of $.44 per share have been paid for a current annualized dividend yield of 2.8%. HCFC’s stock price stood at $15.75 per share at December 31, 2005, compared to $15.40 per share at December 31, 2004. HCFC’s net book value per share reached $16.04 at December 31, 2005, an improvement of 5.2% over last year end’s $15.24 per share. Information on transactions in HCFC’s shares is quoted on The Nasdaq SmallCap Market under the symbol “HCFC”.
Contact: J. William Stapleton, President, CEO and COO
(937) 390-0470

Home City Financial Corporation

	Dec. 31,	Dec. 31,	Incr.	%
Selected Consolidated Financial Condition Data:	2005	2004	(Decr.)	Change
($ In thousands)

Total assets	$149,553	$156,224	$(6,671)	(4.2)%
Loans, net	127,409	130,067	(2,658)	(2.0)
Allowance for loan losses	1,377	760	617	81.2
Available-for-sale securities	5,261	6,432	(1,171)	(18.2)
Federal Home Loan Bank stock	2,480	2,360	120	5.1
Deposits	98,455	107,204	(8,749)	(8.2)
Federal Home Loan Bank advances	36,337	35,120	1,217	3.5
Shareholders’ Equity	13,406	12,735	671	5.3

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
Selected Consolidated Operations Data:	2005	2004	2005	2004
($ in thousands except per share amounts)

Total interest income	$2,301	$2,244	$9,111	$8,772
Total interest expense	1,142	1,102	4,407	4,370

Net interest income	1,159	1,142	4,704	4,402
Provision for loan losses	70	58	705	200

Net interest income after provision for loan losses	1,089	1,084	3,999	4,202
Total noninterest income	64	81	635	239
Total noninterest expense	879	886	3,416	3,452

Income before federal income tax	274	279	1,218	989
Federal income tax expense	80	97	381	307

Net income	$194	$182	$837	$682

Earnings per share
Basic	$0.24	$0.23	$1.02	$0.86
Diluted	$0.23	$0.22	$1.01	$0.84